Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Skyworks Solutions, Inc.:
We consent to the use of our report dated December 2, 2008, with respect to the consolidated balance sheets of Skyworks Solutions, Inc. and subsidiaries (the Company) as of October 3, 2008 and September 28, 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended October 3, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 3, 2008, incorporated by reference in this Registration Statement on Form S-8.
/s/ KPMG LLP
Boston, Massachusetts
November 5, 2009